BAGELL, JOSEPHS, LEVINE, FIRESTONE & COMPANY, L.L.C.
                               High Ridge Commons
                                  Suite 400-403
                           200 Haddonfield Berlin Road
                               Gibbsboro, NJ 08026



February  18,  2000

Ms.  Lee  Walthall,  Esquire
VIA  Fax:  713-654-1341

Dear  Ms.  Walthall:

This is to inform you that we are engaged to perform the independent audit for Pinnacle Business Management, Inc. as of December 31, 1999. Based on the client information we have at this time it would take unreasonable effort and expense in producing such audited statements by the end of March, 2000.

Sincerely,

/s/  Neil  I.  Levine
Neil  I.  Levine
Certified  Public  Accountant

NIL/bs